EXHIBIT 99.1

PRESS RELEASE

For more information contact:

Paul B. Toms, Chairman & Chief Executive Officer

276-632-2133, or

Kim Shaver, Director-Communications

276-632-2133 or 336-880-1230 (cell)

For immediate release: August 18, 2004

Hooker Furniture to Close Maiden, N.C. Plant

Martinsville, Va.: Major furniture manufacturer and importer Hooker Furniture (Nasdaq-SCM: HOFT), with 2003 net sales of $309 million, announced today that it will close its Maiden, N.C. plant by late October 2004.

The 200,000-square-foot plant, one of four wood furniture manufacturing facilities operated by Hooker in Virginia and North Carolina, employs approximately 240 people, representing about 13% of the Company’s total workforce, and produces modular home office furniture, wall units and entertainment centers. With the closure of the Maiden facility, Hooker will maintain three wood furniture production plants, three upholstered furniture plants, two supply plants, a distribution center and several other warehouses, all located in Virginia and North Carolina.

“Even though Hooker is performing well with 10 consecutive quarters of increased sales [compared to the same prior year quarters], there has been a major shift in where wood furniture is produced in this industry,” said Paul B. Toms Jr., chairman and chief executive officer. “Because of ever-increasing customer demand for lower-priced wood furniture imported from Asia, we have been unable to generate enough orders to run all four of our domestic wood furniture manufacturing facilities at full capacity. We believe we can improve the profitability of our domestic operations by better aligning our production capacity to demand,” he said. “The plant closure in Maiden should enable us to operate our remaining three wood furniture plants at normal work schedules,” Toms said.

In addition to its domestically produced wood furniture operations, Hooker also operates its Bradington-Young leather upholstery division and imports wood and upholstered furniture. Increasing sales and profitability on the imported and upholstered furniture side of Hooker’s business have more than offset the Company’s decline in orders for domestically produced wood furniture, resulting in overall sales and profit growth for the Company.

The Company expects to realize the benefits of greater efficiencies and cost savings with increased production volume at its other wood furniture manufacturing facilities. Those savings are estimated to range from $2.0 to $2.5 million annually once the Maiden facility is closed.

In connection with the closing of the Maiden, N.C. facility, the Company expects to record restructuring and related asset impairment charges of $2.5 to $3.2 million pretax ($1.6 million or $0.13 per share to $2.0 million or $0.17 per share after tax), principally for severance and related employee benefit costs, and the write-down of certain assets at the Maiden facility. The Company expects to recognize 80-90% of these costs in the fiscal third quarter of 2004 and the balance in the 2004 fourth quarter.

Hooker will offer a severance package to the Maiden employees expected to total approximately $1.0 to $1.3 million, according to Jack Palmer, vice president of human resources. In addition to the severance package, eligible Maiden employees will receive distributions from the Company’s retirement plans including common stock from Hooker’s Employee Stock Ownership Plan (ESOP). Hooker also will apply for job placement counseling under the NAFTA Trade Act. The Company has no plans to transfer Maiden employees to other locations.

“The selection of the Maiden plant for closing has nothing to do with its performance,” said Douglas Williams, president and chief operating officer. “The Maiden employees have done a marvelous job in adapting production to be more flexible, with smaller cuttings and quick shipments. We selected the Maiden plant, in part, because it is a modern, well-located facility that is very adaptable to other woodworking industries such as flooring and kitchen cabinets,” Williams said. “We hope to sell the facility to a manufacturer who is still expanding in these other sectors of the woodworking industry.” Williams also stated that Maiden’s location is further away from Hooker’s central distribution operations in Martinsville than any of its other wood furniture plants, resulting in higher transportation costs.

Production of the home office, wall unit and entertainment center furniture currently done in Maiden will be transferred to Hooker’s three remaining wood furniture plants in Martinsville and Roanoke, Va. and in Pleasant Garden, N.C. The Company expects very little impact on delivery schedules to dealers as a result of the plant closing, with shipments of all domestically produced wood furniture products continuing on a timely basis.

Hooker remains committed to domestic manufacturing as a vital part of its strategy of offering a blend of imported and domestic wood and upholstered furniture. “We’re still working aggressively to hold on to our domestic business. We’re entering new categories that are domestically produced and working harder than ever to promote and add value to the domestic products we offer,” Toms said.

Ranked among the nation’s top 10 publicly traded furniture manufacturers based on 2003 U.S. furniture shipments, Hooker Furniture is an 80-year old producer and importer of wall and entertainment systems, home office, accent, dining, bedroom and upholstered leather furniture with approximately 1900 employees. The Company currently operates six manufacturing facilities, two supply plants, a distribution center and other warehouse facilities all located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, and Maiden, N.C. and Martinsville and Roanoke, Va. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed at $26.70 on August 18, 2004. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: the cyclical nature of the furniture industry; domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; fluctuations in the price of key raw materials, including lumber and leather; supply disruptions or delays affecting imported products; adverse political acts or developments in or affecting the international markets from which the Company imports products; including duties or tariffs imposed on products imported by the Company; fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; and capital costs.